EXHIBIT 99.3


THE NATIONAL REGISTRY INC. ANNOUNCES NET INCOME FOR THE FIVE MONTHS ENDED MAY 31, 1998

TAMPA, FL (JUNE 12, 1998) -- The National Registry Inc. (NRI) (NASDAQ: NRIDD) today filed a Form 8-K with the Securities and Exchange Commission which included the Company's Balance Sheet as of May 31, 1998 and Statement of Operations for the five months ended May 31, 1998. For the five month period, NRI reported net income attributable to common stockholders of approximately $759,000, or $0.12 per share ($.07 per diluted share) on revenue of approximately $3.6 million.

"We are extremely pleased to announce this significant increase in revenue and earnings", said Jeffrey P. Anthony, NRI's Chairman and Chief Executive Officer. "This is particularly the case when you consider that the results for the entire year of 1997 included a net loss attributable to common stockholders of approximately $9.2 million, or $0.26 per share, on revenue of approximately $1.6 million. I believe that our customers, strategic partners, and shareholders will view these results as a positive step forward for our company."

The significant increase in revenue and earnings for the period was primarily attributable to the recently announced Value Added Reseller (VAR) contracts with XL Vision, Inc. and the reduction in operating expenses attributable to cost containment initiatives that the Company began implementing in September of 1997. Average monthly operating expenses for the five month period ended May 31, 1998 were approximately $494,000, down more than $210,000 a month, compared to the average monthly operating expenses of approximately $705,000 during 1997.

The National Registry Inc., based in Tampa, Florida brings the Power of Biometric Identification(TM) to business and government. The Company provides cost-effective multi-biometric technology to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. NRI's Secure Authentication Facility (SAF)(TM) suite of multi-biometric network security products delivers enterprise-level secure access control to a range of software platforms and network applications, including Microsoft(R) Windows NT(R) and Internet Information Server(R) and Computer Associates Unicenter(R) TNG(TM) and its Single Sign-On(TM) option. Further information is available through NRI's World Wide Web Site at http://www.nrid.com.